Exhibit 21.1

Subsidiaries and Affiliate of Registrant

The follow are the Registrant and its subsidiaries:

Registrant (British Virgin Islands):

Tianli Agritech, Inc.

Subsidiary (Hong Kong):

HC Shengyuan Limited

Subsidiary (PRC)

Wuhan Fengxin Agricultural Science and Technology Development Co., Ltd.

Affiliate (PRC)

Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. (variable interest entity controlled pursuant to contractual arrangements with Registrant’s wholly owned subsidiary, Wuhan Fengxin Agricultural Science and Technology Development Co., Ltd.)